Exhibit 99.1

CODE OF CONDUCT & ETHICS

FOR CORPORATE OFFICERS & DIRECTORS

Introduction

Mobile Global Esports Corporation (the “Company”) is committed to the highest standards of ethical business conduct. In addition to our code of conduct for all Company employees and officers, we provide this Code of Conduct (the “Code”) as a set of guidelines pursuant to which our principal executive officer and senior financial employees should perform their duties. The Code is intended to deter wrongdoing and to promote adherence to the items set forth below. Employees subject to the Code include the chief executive officer, the principal financial officer, the principal accounting officer, and any person who performs a materially similar function. The particular employees who are subject to the Code from time to time (the “Covered Employees”) will be designated by, and informed of such designation, by the Company.

In carrying out their duties and responsibilities, Covered Employees should endeavor to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

To promote full, fair, accurate, timely, and understandable disclosure in the periodic reports that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company, it is the responsibility of each Covered Employee promptly to bring to the attention of the Company’s Audit Committee:

(a) Any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise.

(b) Assist the Audit Committee in fulfilling its responsibilities. In addition, each Covered Employee shall promptly bring to the attention of the Audit Committee any information he or she may have concerning:

(c) Significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data.

(d) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

In carrying out their duties and responsibilities, Covered Employees should endeavor to comply, and to cause the Company to comply, with applicable governmental laws, rules, and regulations. In addition, each Covered Employee shall promptly bring to the attention of the chairman of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

Each Covered Employee shall promptly report to the Compliance Officer any information he or she may have concerning evidence of a material violation of the Code.

Covered Employees are expected to adhere to the Code. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that there has been a violation, censure, demotion, or re-assignment of the individual involved, suspension with or without pay or benefits and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

1. Code of Ethics for Directors

Mobile Global Esports Corporation (the “Company”) is committed to the highest standards of ethical business conduct In order to further its core purpose, the Board of Directors has adopted this Code of Ethics (the “Code”) as a set of guidelines for our directors, intended to promote ethical behavior and to provide guidance to help directors recognize and deal with ethical issues.

The business of the Company is managed under the direction of the Board of Directors and the various committees thereof. The basic responsibility of the directors is to exercise their business judgment in carrying out their responsibilities in a manner that they reasonably believe to be in the best interest of the Company and its stockholders. The Board of Directors is not expected to assume an active role in the day-to-day operational management of the Company.

2. Conflicts of Interest

Directors should endeavor to avoid actual or apparent conflicts of interest with the Company in personal and professional relationships. A conflict of interest occurs when a director’s or a director’s immediate family’s personal interest interferes, has the potential to interfere, or appears to interfere materially with: (a) the interests or business of the Company; or (b) the ability of the director to carry out his or her duties and responsibilities. A director should disclose to the Board any transaction or relationship that the director reasonably expects could give rise to an actual or apparent conflict of interest with the Company.

3. Corporate Opportunities

In carrying out their duties and responsibilities, directors should endeavor to advance the legitimate interests of the Company when the opportunity to do so arises. Directors should endeavor to avoid: (a) taking for themselves personally opportunities that are discovered in carrying out their duties and responsibilities; (b) using Company property or information, or their position as directors, for personal gain; and (c) competing with the Company, in each case, to the material detriment of the Company. Whether any of the foregoing actions is to the material detriment of the Company will be determined by the Board based on all relevant facts and circumstances, including in the case of (a), whether the Company has previously declined to pursue such proposed corporate opportunity for its own benefit.

4. Confidentiality

Directors should observe the confidentiality of information that they acquire in carrying out their duties and responsibilities, including confidential information concerning customers entrusted to the Company, except where disclosure is approved by the Company or legally mandated. Confidential information includes, but is not limited to, all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Of special sensitivity is financial information, which should under all circumstances, be considered confidential except where its disclosure is approved by the Company or when the information has been publicly disseminated.

5. Fair Dealing

In carrying out their duties and responsibilities and setting the general policies pursuant to which the Company operates, Directors should endeavor to promote fair dealing by the Company and its employees and agents with customers, suppliers, competitors and employees.

6. Protection and Proper Use of Company Assets

Directors should endeavor to promote the responsible use and control of the Company’s assets and resources by the Company and its employees. Company assets, such as information, materials, supplies, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, should be used only for legitimate business purposes of the Company.

7. Compliance with Laws, Rules and Regulations

In carrying out their duties and responsibilities, directors should endeavor to comply, and to cause the Company to comply, with applicable governmental laws, rules and regulations. In addition, each director should bring to the attention of the Company’s chief executive officer any information known to the director that he or she believes constitutes evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company, any employee or another director.

8. Encouraging the Reporting of Illegal or Unethical Behavior

Directors should endeavor to cause the Company to proactively promote ethical behavior and to encourage employees to report evidence of illegal or unethical behavior to appropriate Company personnel.

9. Insider Trading

Directors should observe Company policies applicable to them with respect to the purchase and sale of capital stock of the Company by individuals who may be in possession of material inside information with respect to the Company from time to time.

10. Personal Loans to Executive Officers or Directors

U.S. securities laws prohibit the Company from, directly or indirectly (including through subsidiaries), (a) extending or arranging for the extension of personal loans to its directors and executives officers and (b) renewing or materially modifying existing loans to such persons.

Directors shall not seek or facilitate personal loans from the Company in contravention of the foregoing. Directors are expected to adhere to this Code. It is the responsibility of each director to become familiar with and understand this Code, seek further explanation and advise concerning the interpretation and requirements of this Code, as well as any situation, which appears to be in conflict with it. The Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code.

Any waiver of or amendment to, the requirements of this Code may only be authorized by the Board of Directors, and will be subject to public disclosure to the extent required by law or the listing standards of the Nasdaq Stock Exchange.

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